Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS FOURTH QUARTER AND ANNUAL 2014 REVENUES AND EARNINGS

Omaha, Nebraska, January 29, 2015:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the fourth quarter and year ended December 31, 2014.

Summarized financial results for fourth quarter and year 2014 compared to fourth quarter and year 2013 are as follows (dollars in thousands, except per share data):

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Total revenues	$553,186	$517,920	7%	$2,139,289	$2,029,183	5%
Trucking revenues, net of fuel surcharge	354,812	332,592	7%	1,332,879	1,287,656	4%
Value Added Services (“VAS”) revenues	98,500	91,234	8%	390,645	361,384	8%
Operating income	52,627	36,089	46%	160,088	139,726	15%
Net income	32,709	22,175	48%	98,650	86,785	14%
Earnings per diluted share	0.45	0.30	49%	1.36	1.18	15%

We would like to take this opportunity to sincerely thank the dedicated and hard working men and women of Werner Enterprises. Their unwavering commitment to our customers by literally going the extra mile each and every day is what enables us to produce these strong results.

Freight demand continued to be strong in fourth quarter 2014. Freight demand (as measured by our daily morning ratio of loads available to trucks available in our One-Way Truckload network, which includes the medium-to-long-haul Van, Expedited and short-haul Regional fleets) showed consistent strength, and we were overbooked (more available freight than available trucks at the beginning of each business day) throughout most of fourth quarter 2014. October 2014 demand was the strongest October since the 2008 recession, and our freight demand strengthened further, as expected, in the seasonally strong months of November and December 2014. Fourth quarter 2013 freight demand showed normal seasonal improvement in October and November, with some further demand strengthening between Thanksgiving and Christmas. Freight demand thus far in 2015 has followed typical seasonal patterns and is similar to the same period of 2014.

An improving economy combined with constrained truck capacity is contributing to improved freight demand. Truck capacity is challenged by an increasingly competitive driver market and heightened regulatory cost increases for truck ownership and safety; thus, we expect this favorable demand trend relative to

Werner Enterprises, Inc. - Release of January 29, 2015

constrained supply will continue in 2015. There are several new safety regulatory initiatives in process or scheduled for implementation during 2015, and we anticipate they will further tighten truck capacity.

Average revenues per tractor per week, net of fuel surcharge, increased 8.8% in fourth quarter 2014 compared to fourth quarter 2013. This compares to year-over-year percentage improvements in average revenues per tractor per week of 1.6% in first quarter 2014, 4.9% in second quarter 2014, and 7.4% in third quarter 2014. Continued focus on securing driver friendly, highly productive freight and improved freight selection using our proprietary freight optimization system enabled us to raise our average miles per truck by 4.1% compared to fourth quarter 2013. Average revenues per total mile, net of fuel surcharge, increased 4.4% in fourth quarter 2014 compared to fourth quarter 2013. Contractual rate increases and improved freight mix combined with higher seasonal capacity surcharges in the One-Way Truckload fleet were the primary reasons for the rate improvement.

Several factors had a positive impact on our average revenues per tractor per week and profitability, while at the same time reduced the percentage increase in our revenue per total mile. Our average trip length increased by 5.0% in fourth quarter 2014 compared to fourth quarter 2013, and longer length of haul shipments generally have a lower rate per mile due to productivity benefits. Noting the improved freight market in fourth quarter 2014 compared to fourth quarter 2013, during fourth quarter 2014 we accepted less brokerage freight (in which rates are inclusive of fuel) and instead supported our customers with additional capacity priced with a base rate per mile and a fuel surcharge per mile. Finally, customer changes in fuel surcharge programs had a neutral impact on profitability but an adverse effect on revenue per total mile. A few large customers modified their fuel surcharge programs to a "zero peg" in the last 12 months, which shifted revenues from base rates to fuel surcharges.

We made continued progress implementing sustainable rate increases with our customers during fourth quarter 2014. These efforts are ongoing as we move forward in 2015 and work to recoup the cost increases associated with more expensive equipment, a shrinking supply of qualified drivers and an increasingly challenging regulatory environment. Strategic customers understand the collective capacity and service challenges facing our company and our industry and are increasingly supportive of Werner's ongoing initiatives to provide sustainable transportation solutions in support of their supply chain needs.

In fourth quarter 2014, we averaged 7,021 trucks in service in the Truckload segment and 55 intermodal drayage trucks in the VAS segment. We averaged 47 more trucks in service in fourth quarter 2014 than in third quarter 2014 as compared to a decline of 43 trucks in service from third quarter 2013 to fourth quarter 2013. We ended fourth quarter 2014 with 7,050 trucks in the Truckload segment and 55 intermodal drayage trucks in the VAS segment. Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,690 trucks (or 52% of our total Truckload segment fleet).

In periods of rapidly rising fuel prices, the Company's earnings have been negatively impacted by the lag effect that occurs because the cost of fuel rises immediately but the market indexes used to determine fuel surcharges increase at a slower pace and only once per week. During periods of rapidly declining fuel prices, the Company generally experiences a temporary favorable earnings lag effect, since fuel costs decline at a faster pace than the market indexes used to determine fuel surcharges. This occurred in fourth quarter 2014 as the significant decline in diesel fuel prices in the latter half of the quarter reduced the Company's fuel expense while lowering fuel surcharge revenues by a lesser amount.

Diesel fuel prices were 55 cents per gallon lower in fourth quarter 2014 than in fourth quarter 2013 and were 42 cents per gallon lower than in third quarter 2014. For the first 29 days of January 2015, the average diesel fuel price per gallon was $1.38 lower than the average diesel fuel price per gallon in the same period of 2014 and $1.48 lower than in first quarter 2014. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii)

Werner Enterprises, Inc. - Release of January 29, 2015

Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

We continue to invest in equipment solutions to improve the safety, operational efficiency and fuel miles per gallon of our fleet. We increased our capital expenditures in the second half of 2014 to lower the average age of our truck fleet, and attained an average age of 2.2 years as of December 31, 2014. Net capital expenditures in 2014 were $212.3 million. We estimate net capital expenditures for 2015 to be in the range of $275 to $325 million, which we expect will enable us to further reduce the average age of our truck fleet to under two years. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The driver recruiting and retention market was difficult during fourth quarter 2014. In mid-August 2014, we increased pay by varying percentage amounts for many drivers in certain fleets within our One-Way Truckload unit. After these driver pay changes, our driver and truck count recovered and increased from July 2014 levels. Additionally over the last several months, we increased driver pay in multiple Dedicated fleets, most of which were funded by customer rate increases to ensure capacity. However, significant problematic market factors remain including a declining number of, and increased competition for, driver training school graduates, a gradually declining national unemployment rate and job competition from the housing construction and manufacturing industries. We expect that competition for drivers will remain high in the coming months.

Gains on sales of assets were $5.0 million in fourth quarter 2014. This compares to gains on sales of assets of $3.7 million in fourth quarter 2013, which included a $0.7 million gain from the sale of real estate, and $4.5 million in third quarter 2014. In fourth quarter 2014, we realized higher average gains per truck and trailer and sold more trucks and trailers compared to fourth quarter 2013. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Our effective income tax rate in fourth quarter 2014 was 38.0%, lower than the expected rate of 40.3%. Tax legislation enacted in December 2014 retroactively reinstated certain qualifying tax credits only for 2014, thereby reducing the Company’s fourth quarter 2014 income tax rate.

To provide shippers with additional sources of managed capacity and network analysis, we continue to grow our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
Value Added Services (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$98,500	100.0	$91,234	100.0	$390,645	100.0	$361,384	100.0
Rent and purchased transportation expense	85,100	86.4	78,172	85.7	338,625	86.7	305,582	84.6
Gross margin	13,400	13.6	13,062	14.3	52,020	13.3	55,802	15.4
Other operating expenses	10,997	11.2	10,693	11.7	44,485	11.4	41,138	11.3
Operating income	$2,403	2.4	$2,369	2.6	$7,535	1.9	$14,664	4.1

In fourth quarter 2014, VAS revenues increased $7.3 million or 8%, and operating income dollars increased by 1%, compared to fourth quarter 2013. Operating income in fourth quarter 2014 of $2.4 million improved sequentially compared to operating income of $1.0 million in third quarter 2014. During fourth quarter 2014, we addressed several customer pricing, contractual and operational issues within VAS with the goal of gradually improving VAS financial performance in 2015.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $81.2 million and $86.9 million in fourth quarters 2014 and 2013, respectively, and $349.8 million and $354.6 million in 2014 and 2013 periods, respectively) and the VAS segment are shown below.

Werner Enterprises, Inc. - Release of January 29, 2015

	Three Months Ended December 31,			Year Ended December 31,
Operating Ratios	2014	2013	Difference	2014	2013	Difference
Truckload Transportation Services	84.8%	89.8%	(5.0)%	88.7%	90.8%	(2.1)%
Value Added Services	97.6%	97.4%	0.2%	98.1%	95.9%	2.2%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for fourth quarter 2014 and fourth quarter 2013 are 87.6% and 91.9%, respectively, and for 2014 and 2013 are 91.0% and 92.8%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of December 31, 2014, we had $75.0 million of debt outstanding and $833.9 million of stockholders' equity. During 2014, the Company purchased 1,200,000 shares of its common stock for a total cost of $30.6 million.

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2014		2013		2014		2013
	$	%	$	%	$	%	$	%
Operating revenues	$553,186	100.0	$517,920	100.0	$2,139,289	100.0	$2,029,183	100.0
Operating expenses:
Salaries, wages and benefits	155,581	28.1	139,244	26.9	584,006	27.3	545,419	26.9
Fuel	76,032	13.7	91,915	17.7	346,058	16.2	371,789	18.3
Supplies and maintenance	48,169	8.7	45,572	8.8	188,437	8.8	179,172	8.8
Taxes and licenses	21,905	4.0	21,928	4.2	85,468	4.0	86,686	4.3
Insurance and claims	21,200	3.8	17,342	3.3	80,375	3.7	71,177	3.5
Depreciation	45,106	8.2	45,709	8.8	176,984	8.3	173,019	8.5
Rent and purchased transportation	125,004	22.6	117,856	22.8	498,782	23.3	456,885	22.5
Communications and utilities	3,623	0.7	3,423	0.7	14,220	0.7	13,506	0.7
Other	3,939	0.7	(1,158)	(0.2)	4,871	0.2	(8,196)	(0.4)
Total operating expenses	500,559	90.5	481,831	93.0	1,979,201	92.5	1,889,457	93.1
Operating income	52,627	9.5	36,089	7.0	160,088	7.5	139,726	6.9
Other expense (income):
Interest expense	511	0.1	118	—	881	—	454	—
Interest income	(609)	(0.1)	(640)	(0.1)	(2,538)	(0.1)	(2,269)	(0.1)
Other	(31)	—	(43)	—	(29)	—	(170)	—
Total other expense (income)	(129)	—	(565)	(0.1)	(1,686)	(0.1)	(1,985)	(0.1)
Income before income taxes	52,756	9.5	36,654	7.1	161,774	7.6	141,711	7.0
Income taxes	20,047	3.6	14,479	2.8	63,124	3.0	54,926	2.7
Net income	$32,709	5.9	$22,175	4.3	$98,650	4.6	$86,785	4.3

Diluted shares outstanding	72,508		73,142		72,738		73,428
Diluted earnings per share	$0.45		$0.30		$1.36		$1.18

Werner Enterprises, Inc. - Release of January 29, 2015

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues
Truckload Transportation Services	$440,943	$423,412	$1,702,137	$1,657,854
Value Added Services	98,500	91,234	390,645	361,384
Other	13,473	3,847	46,588	11,342
Corporate	728	414	2,803	3,081
Subtotal	553,644	518,907	2,142,173	2,033,661
Inter-segment eliminations (1)	(458)	(987)	(2,884)	(4,478)
Total	$553,186	$517,920	$2,139,289	$2,029,183

Operating Income
Truckload Transportation Services	$54,754	$34,439	$152,992	$119,597
Value Added Services	2,403	2,369	7,535	14,664
Other	(5,236)	470	(3,991)	3,947
Corporate	706	(1,189)	3,552	1,518
Total	$52,627	$36,089	$160,088	$139,726

(1) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.08%	11.91%	1.4%	12.06%	12.54%	(3.8)%
Average trip length in miles (loaded)	484	461	5.0%	473	453	4.4%
Average tractors in service	7,021	7,157	(1.9)%	7,013	7,162	(2.1)%
Average revenues per tractor per week (1)	$3,888	$3,575	8.8%	$3,655	$3,457	5.7%
Total trailers (at quarter end)	22,305	21,980		22,305	21,980
Total tractors (at quarter end)
Company	6,400	6,380		6,400	6,380
Independent contractor	650	670		650	670
Total tractors	7,050	7,050		7,050	7,050

Value Added Services segment
Total VAS shipments	73,622	71,471	3.0%	285,153	277,430	2.8%
Less: Non-committed shipments to truckload segment	16,299	17,299	(5.8)%	71,963	75,852	(5.1)%
Net VAS shipments	57,323	54,172	5.8%	213,190	201,578	5.8%
Average revenue per shipment	$1,617	$1,560	3.6%	$1,696	$1,627	4.2%

Average tractors in service	55	50		50	45
Total trailers (at quarter end)	1,670	1,725		1,670	1,725
Total tractors (at quarter end)	55	49		55	49

(1) Net of fuel surcharge revenues.

Werner Enterprises, Inc. - Release of January 29, 2015

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Capital expenditures, net	$65,455	$45,448	$212,294	$151,916
Cash flow from operations	41,354	61,366	206,565	232,457
Return on assets (annualized)	8.9%	6.5%	7.0%	6.5%
Return on equity (annualized)	15.9%	11.6%	12.4%	11.7%

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	December 31, 2014	December 31, 2013
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$22,604	$23,678
Accounts receivable, trade, less allowance of $10,017 and $9,939, respectively	266,727	231,647
Other receivables	20,316	10,769
Inventories and supplies	17,824	15,743
Prepaid taxes, licenses and permits	14,914	15,064
Current deferred income taxes	34,066	25,315
Income taxes receivable	23,435	3,346
Other current assets	26,458	24,099
Total current assets	426,344	349,661

Property and equipment	1,786,229	1,727,737
Less – accumulated depreciation	772,447	750,219
Property and equipment, net	1,013,782	977,518

Other non-current assets	40,336	26,918
Total assets	$1,480,462	$1,354,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,827	$66,678
Insurance and claims accruals	73,814	59,811
Accrued payroll	28,121	22,785
Other current liabilities	19,768	18,457
Total current liabilities	186,530	167,731

Long-term debt, net of current portion	75,000	40,000
Other long-term liabilities	20,021	14,710
Insurance and claims accruals, net of current portion	123,445	131,900
Deferred income taxes	241,606	227,237

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,038,368 and 72,713,920 shares outstanding, respectively	805	805
Paid-in capital	101,803	98,534
Retained earnings	915,085	830,842
Accumulated other comprehensive loss	(9,375)	(4,631)
Treasury stock, at cost; 8,495,168 and 7,819,616 shares, respectively	(174,458)	(153,031)
Total stockholders’ equity	833,860	772,519
Total liabilities and stockholders' equity	$1,480,462	$1,354,097

Werner Enterprises, Inc. - Release of January 29, 2015

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.